UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2011

THE PROGRESSIVE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio 44143

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 440-461-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Pursuant to Section 2.06(a) of the First Supplemental Indenture dated as of June 21, 2007, between The Progressive Corporation (the “Company”) and The Bank of New York Trust Company, N.A., as Trustee (the “First Supplemental Indenture”), the Company hereby gives notice to the holders of its outstanding 6.70% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 (the “Debentures”) that the Share Cap Amount (as defined in Section 2.06(a)(iii) of the First Supplemental Indenture) has increased to 250,000,000 Common Shares. Per the First Supplemental Indenture, the Share Cap Amount had initially been set at 150,000,000 Common Shares and has been increasing as the Company has repurchased its Common Shares. As a result of such repurchases, the Share Cap Amount exceeded 200,000,000 Common Shares in the first quarter of 2008 and has now reached the maximum amount allowed under the First Supplemental Indenture.

The Share Cap Amount becomes applicable only if the Company elects to defer interest on the Debentures (as permitted by Section 2.05 of the First Supplemental Indenture), and then certain other events transpire which trigger the Company’s obligation to issue Common Shares (or certain other securities) to generate proceeds that must be used to pay off deferred interest, in accordance with Section 2.06 of the First Supplemental Indenture. As a result of the operation of the Share Cap Amount, the Company would be permitted to issue a maximum of 250,000,000 Common Shares for this purpose.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2011

THE PROGRESSIVE CORPORATION

By:	/s/ Jeffrey W. Basch
Name:	Jeffrey W. Basch
Title:	Vice President and Chief Accounting Officer